Exhibit 99.1

CONTACT:	Robert Gross President and Chief Executive Officer (585) 647-6400 Catherine D’Amico EVP of Finance and Chief Financial Officer (585) 647-6400 Leigh Parrish/Caren Barbara FD (212) 850-5600
FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. ANNOUNCES FULL YEAR
FISCAL 2007 FINANCIAL RESULTS INCLUDING
RECORD FOURTH QUARTER
~ Fourth Quarter Comparable Store Sales Increase 7.3% ~
~ Fourth Quarter EPS Increase 33% to $.28 ~
~ Fiscal Year Sales Increase 13.2% ~
~ Company Reiterates Fiscal 2008 Estimates ~
     ROCHESTER, N.Y. — May 22, 2007 — Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its full year ended March 31, 2007, including record fourth quarter results.
Fourth Quarter Results
     Sales for the fourth quarter of fiscal 2007 increased 22.0% to $107.7 million from $88.3 million in the fourth quarter of fiscal 2006. Comparable store sales (adjusted for days) increased 7.3%, exceeding the Company’s previously estimated range and favorably comparing to a decrease of .4% for the same period of the prior year. The comparable store sales increase for the quarter was a result of higher store traffic and sales increases in the alignment, tire, and maintenance services categories, which increased by approximately 33%, 18%, and 11%, respectively. The total sales increase for the quarter of $19.4 million included an increase in sales from new stores of $11.7 million, of which $9.9 million came from the former ProCare stores acquired in April 2006. For the quarter, comparable sales in the ProCare stores increased 2% over the prior year.

     Gross margin increased to 38.0% in the fourth quarter from 36.8% in the prior year quarter, largely due to the strong comparable store sales and four extra selling days in the quarter, as well as a shift in cooperative advertising credits from selling, general, and administrative (“SG&A”) expenses to cost of sales. SG&A expenses, as a percentage of sales, were 32.0% compared with 30.5% for the same period of the prior year. In addition to the shift in cooperative advertising credits, this increase was largely the result of slower than planned cost reductions in the ProCare business, as well as an unbudgeted additional workers compensation expense accrual of $1.2 million, both of which were previously disclosed by the Company.
     Operating income for the quarter amounted to $6.5 million, up 16.2% from $5.6 million in the prior year quarter, and benefiting largely from the growth in sales and gross margin. Net income for the quarter increased to a record $4.2 million compared to $3.2 million for the prior year period. Diluted earnings per share grew 33.3% to $.28 from $.21 in the fourth quarter of the prior fiscal year, exceeding the Company’s previously estimated range of $.25 to $.27.
     During the quarter, the Company opened three locations and closed four locations, ending fiscal 2007 with 698 stores.
     Robert G. Gross, President and Chief Executive Officer, commented, “We are pleased to have reported record results for the quarter and to have exceeded the high end of our most recent quarterly EPS estimate. Our results were driven by strong comparable store sales, particularly in the tire and maintenance service categories, which are strong drivers of store traffic, as well as in the higher margin alignment category. We are encouraged by this performance and have continued confidence in the ongoing health of our business and operations.”
Full Year Results
     Sales for the year increased 13.2% to a record $417.2 million from $368.7 million in fiscal 2006. The sales increase resulted from a 1.9% increase in comparable store sales, adjusted for the benefit of the 53-week fiscal year, and an increase in new store sales of $43.1 million, including $35.3 million from the former ProCare locations.
     Gross profit for the year increased 12.6% to $166.4 million from $147.8 million last year, and was relatively unchanged at 39.9% of sales. SG&A expenses, as a percentage of sales, amounted to 30.3% as compared to 29.3% in the prior year and were largely impacted by the fourth quarter factors previously mentioned.

     Operating income for fiscal 2007 increased slightly to $40.0 million from $39.8 million in the prior year. Net income declined 1.7% to $22.3 million compared to $22.7 million in the year-ago period. Diluted earnings per share for fiscal 2007 were $1.46, based on 15.3 million shares outstanding, compared to $1.51, based on 15.0 million shares outstanding, for the prior year. Diluted earnings per share for fiscal 2007 included a one-time impairment charge of $.11 recorded in the second quarter, related to the Company’s Strauss Discount Auto equity investment. Excluding this $.11 charge, diluted earnings per share for fiscal 2007 would have been $1.57.
Company Outlook
     Based on current visibility and business trends, the Company continues to anticipate fiscal 2008 diluted earnings per share to be in the range of $1.85 to $1.95, as previously announced on March 26, 2007. This estimate is based upon 15.4 million weighted average shares outstanding and excludes the impact of any potential acquisitions. It is based on an expected sales range of $435 million to $445 million and comparable store sales growth of 3% to 5% for the year. It also includes an expected $.10 diluted earnings per share contribution from the ProCare stores.
     For the first quarter of fiscal 2008, the Company currently anticipates a comparable store sales increase of 4% to 6% and diluted earnings per share to be between $.54 and $.57, compared to $.50 in fiscal 2007, which included a one-time income tax benefit of $.03 per share.
     Mr. Gross concluded, “We expect solid results for the first quarter and full year of fiscal 2008 and are encouraged by the positive business trends that we are currently experiencing. It is this confidence that affords us the flexibility to raise our cash dividend, buy back our stock and request approval from our shareholders to increase the Company’s authorized shares for the purpose of completing a 3-for-2 stock dividend as we announced separately today. Further, our strong balance sheet enables us to pursue these actions to increase shareholder value, while continuing to execute our growth strategy based on reasonably priced, value-added acquisitions. To that end, we expect to announce one or two small transactions in the first quarter of fiscal 2008. We are optimistic about these prospects and are excited about the potential contributions of future acquisitions.”

Conference Call Information
     The conference call will be broadcast live on Tuesday, May 22, 2007 at 11:00 a.m. Eastern Time and will be available via the Company’s website www.monro.com. An archive of the webcast will be available at this web site an hour after the live call through midnight June 6, 2007.
About Monro Muffler Brake
     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 695 stores and has 14 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.
     The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 2006.

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands)

	Quarter Ended Fiscal March
	2007	2006	% Change

Sales	$107,708	$88,273	22.0%

Cost of sales, including distribution and occupancy costs	66,777	55,796	19.7

Gross profit	40,931	32,477	26.0

Operating, selling, general and administrative expenses	34,437	26,888	28.1

Operating income	6,494	5,589	16.2

Interest expense, net	1,200	941	27.5

Other (income) expense, net	(1,238)	(834)	48.3

Income before provision for income taxes	6,532	5,482	19.1

Provision for income taxes	2,285	2,237	2.1

Net income	$4,247	$3,245	30.9

Diluted earnings per share	$0.28	$0.21	33.3%

Weighted average number of diluted shares outstanding	15,328	15,135

Number of stores open (at end of quarter)	698	625
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MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands, except per share amounts)

	Year Ended Fiscal March
	2007	2006	% Change

Sales	$417,226	$368,727	13.2%

Cost of sales, including distribution and occupancy costs	250,803	220,915	13.5

Gross profit	166,423	147,812	12.6

Operating, selling, general and administrative expenses	126,440	108,030	17.0

Operating income	39,983	39,782	.5

Interest expense, net	4,564	3,478	31.2

Other expense (income), net	734	(502)

Income before provision for income taxes	34,685	36,806	(5.8)

Provision for income taxes	12,414	14,140	(12.2)

Net income	$22,271	$22,666	(1.7)

Diluted earnings per share	$1.46	$1.51	(3.3%)

Weighted average number of diluted shares outstanding	15,252	15,022
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MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands)

	March 31,	March 25,
	2007	2006
Current assets

Cash	$965	$3,780

Inventories	62,398	60,378

Other current assets	25,594	20,950

Total current assets	88,957	85,108

Property, plant and equipment, net	184,249	163,625

Other noncurrent assets	66,939	54,662

Total assets	$340,145	$303,395

Liabilities and Shareholders’ Equity

Current liabilities	$60,009	$53,716

Long-term debt	52,525	46,327

Other long term liabilities	11,639	10,362

Total liabilities	124,173	110,405

Total shareholders’ equity	215,972	192,990

Total liabilities and shareholders’ equity	$340,145	$303,395

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